Exhibit 99.1

                          VSE CORPORATION ACQUIRES
                             G&B SOLUTIONS, INC.

                    Acquisition Builds on Growth Strategy


       Alexandria, Virginia, April 14, 2008 - VSE Corporation (Nasdaq: VSEC) announced today that it has acquired G&B Solutions, Inc. (G&B) of McLean, Virginia. The purchase price was approximately $19.5 million in cash, with the potential for additional payment of up to $4.2 million if certain financial targets are met during the next three years, subject to certain adjustments. For the year ended December 31, 2007, G&B recorded revenues of approximately $35 million and net income of approximately $2.1 million.

       G&B is a diversified information technology and management consulting company serving the U.S. Government market and recognized leader in the federal information technology sector. Among other awards, G&B has been recognized as one of the 2007 Fast 500 in North America by Deloitte & Touche, the 6th fastest growing company in the DC metro area by Washington Business Journal; the GCN Top Woman Owned Technology Company; and has been nominated for GovCon Contractor Year. The company's core expertise lies in Enterprise Architecture development; Information Assurance/ Business Continuity; Program and Portfolio Management; Network IT Services and Systems Design and Integration.

       G&B is an established information technology provider to many federal agencies, including the Departments of Homeland Security, Interior, Labor, Agriculture, and Housing and Urban Development, the Pension Benefits Guarantee Corporation, and the National Institutes of Health.

	For more information on G&B, please see the G&B web site at www.gbsolutionsinc.com.

       VSE Chairman, President and CEO/COO Don Ervine said, "The acquisition of G&B is consistent with our growth strategy to expand the professional services we provide federal customers. G&B is a well managed, respected and profitable information technology company. It is a natural fit with our existing IT business and provides us with an opportunity to expand our professional services across a wider range of federal customers. The acquisition brings 250 employees to our staff, and it adds momentum to our strategic plan for growth and increasing profitability."

	G&B President and CEO Linda Berdine said, "We are excited about the opportunity to continue our growth with VSE. We share common goals with VSE, and we see this acquisition as very positive for G&B, our employees, and our customers."


	Established in 1959, VSE is a diversified professional services company providing engineering, systems integration, technology and management solutions to customers in the defense, homeland security, law enforcement, energy, and environmental industries at locations and facilities across the United States and around the world. For the year ended December 31, 2007, VSE reported consolidated revenues of $653 million and net income of $14 million ($2.82 earnings per diluted share).

       For more information on VSE services and products please see the company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New product Development at (703) 317-5202.

	This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

       News contact: C. S. Weber, CAO, (703) 329-4770.